FOR IMMEDIATE RELEASE

October 22, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. October 22, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 46,260 square foot industrial building located at 2800 North Garnett Road, Tulsa, Oklahoma at a purchase price of $3,700,000.  The property is net-leased for 15 years with 10.5 years remaining to The American Bottling Company. The lease is guaranteed by the parent company, Dr Pepper Snapple Group, Inc. The building is situated on approximately 7.3 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to welcome Dr Pepper Snapple Group to our roster of high quality tenants. Dr Pepper Snapple Group is a leading manufacturer and distributor of non-alcoholic beverages in the US, Mexico, and Canada. In addition to Dr Pepper and Snapple, their brands include Mott’s, Canada Dry, A&W, Schweppes, Sunkist, RC Cola, Hawaiian Punch, Seven Up, Yoo-Hoo, and others. This Class A, built-to-suit distribution center is located at the Tulsa International Airport and has expansion capabilities.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-six industrial properties and one shopping center located in twenty-six states, containing a total of approximately 9.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

#####